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                                                                      Exhibit 11

COMPUTATION OF EARNINGS PER SHARE

REGAL CINEMAS, INC.

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
                                                                                YEARS ENDED
                                                              -----------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)           DECEMBER 29,      DECEMBER 28,       JANUARY 2,
                                                                 1994               1995             1997
                                                              ------------      ------------      -----------
PRIMARY:

Weighted average number of common shares
    outstanding                                                   25,592            27,590            30,888

Net effect of dilutive stock options and warrants
    based on the treasury stock method using average
    market price                                                   1,066               883             1,074
                                                               ---------         ---------         ---------
Weighted average number of common and common
    equivalent shares outstanding                                 26,658            28,473            31,962
                                                               =========         =========         =========
Net income                                                     $   8,528         $  18,103         $  30,025

Less common and preferred dividends                                  380               433               229
                                                               ---------         ---------         ---------

Net income applicable to common shares                         $   8,148         $  17,670         $  29,796
                                                               =========         =========         =========

Net income per common share, as reported                       $     .31         $     .62         $     .93
                                                               =========         =========         =========
FULLY DILUTED:

Weighted average number of common shares
outstanding                                                       25,592            27,590            30,888

Net effect of dilutive stock options and
warrants based on the treasury stock
method using ending market price                                   1,239             1,054             1,166
                                                               ---------         ---------         ---------
                                                                  26,831            28,644            32,054
                                                               =========         =========         =========
Net income                                                     $   8,528         $  18,103         $  30,025

Less common and preferred dividends                                  380               433               229

Net income applicable to common shares                         $   8,148         $  17,670         $  29,796
                                                               =========         =========         =========
Net income per common share assuming full
    dilution, as reported                                      $     .30         $     .62         $     .93
                                                               =========         =========         =========
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